Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,
LOS ANGELES, PALO ALTO,
SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER,
SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BEIJING,
SHANGHAI, HONG KONG,

BRUSSELS

October 27, 2011

Clean Energy Fuels Corp.

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740

Re:                               Clean Energy Fuels Corp.

Ladies and Gentlemen:

We have acted as counsel to Clean Energy Fuels Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to 8,999,999 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share, issuable upon conversion of the Company’s 7.50% Convertible Notes due 2016 (the “Convertible Notes”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  In our examination, we have assumed the genuineness of all signatures, and the legal capacity and competency of all natural persons.  With respect to the authenticity of documents submitted to us by the Company and the conformity with the originals of documents submitted to us by the Company as copies, we have relied upon a certificate of an officer of the Company.

Based upon the foregoing examination and in reliance thereon, we are of the opinion that the Conversion Shares have been duly authorized, and when the Conversion Shares are issued upon conversion of the Convertible Notes in accordance with he terms thereof, the Conversion Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP